EXHIBIT 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Comparable Store Sales Flat for the Quarter

Net Loss for the Quarter Reduced By 72%

          Albany, NY, November 17, 2011 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended October 29, 2011. For the third quarter of 2011, the Company reported a reduction of $11.6 million or 72% in its net loss to $4.5 million, or a $0.14 loss per share, from a net loss of $16.1 million or a $0.51 loss per share for the same period last year.

          Comparable store sales for the quarter were flat compared to the same quarter last year. For the quarter, total sales decreased 15% to $110.0 million compared to $128.8 million in 2010. During the quarter, the Company operated an average of 439 stores compared to 533 stores last year, an 18% decline.

          “The third quarter marked our seventh consecutive quarter of improved operating results.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “The flat comp demonstrates our ability to offset declines in video and music, with strong comp increases in our emerging categories of electronics and trend. As we approach the all important holiday season, we continue our efforts to deliver a strong fourth quarter by focusing on merchandising and marketing to enhance our customers’ shopping experience.”

          Gross profit for the quarter was $40.7 million or 37.0% of sales as compared to $43.9 million or 34.1% of sales for the same period last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all product categories and the leveraging of distribution and freight costs.

          Selling, general and administrative expenses decreased 24% for the quarter to $43.0 million or 39.1% of sales, compared to $56.3 million, or 43.7% of sales in the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management.

          Total sales for the thirty-nine week period ended October 29, 2011 decreased 17% to $349.5 million, compared to $421.1 million in 2010. Comparable store sales for the thirty-nine week period ended October 29, 2011 decreased 3%. For the thirty-nine week period, the Company reported a reduction of $29.0 million or 67% in its net loss to $14.3 million or a $0.46 loss per share from $43.3 million or a $1.38 loss per share last year,

          The Company did not have any borrowings outstanding on its credit facility at the end of the quarter as compared to $8.6 million outstanding last year. The Company has not borrowed under its line of credit this year. Cash on hand at the end of the quarter was $19.0 million compared to $6.1 million at

October 30, 2010. Inventory was $223.5 million at the end of the quarter versus $270.8 million at the end of the third quarter of last year, a decline of 17%.

          Trans World will host a teleconference call today, Thursday, November 17, 2011, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended

	October 29, 2011	% to Sales	October 30, 2010	% to Sales	October 29, 2011	% to Sales	October 30, 2010	% to Sales

Net sales	$109,996		$128,787		$349,483		$421,129

Cost of sales	69,344	63.0%	84,870	65.9%	220,550	63.1%	279,959	66.5%

Gross profit	40,652	37.0%	43,917	34.1%	128,933	36.9%	141,170	33.5%

Selling, general and administrative expenses	43,049	39.1%	56,282	43.7%	136,112	38.9%	173,363	41.2%

Depreciation and amortization	1,345	1.3%	2,769	2.2%	4,666	1.4%	8,420	1.9%

Loss from operations	(3,742)	-3.4%	(15,134)	-11.8%	(11,845)	-3.4%	(40,613)	-9.6%

Interest expense, net	774	0.7%	927	0.7%	2,399	0.7%	2,431	0.6%

Loss before income taxes	(4,516)	-4.1%	(16,061)	-12.5%	(14,244)	-4.1%	(43,044)	-10.2%
Income tax expense (benefit)	(5)	0.0%	55	0.0%	90	0.0%	270	0.1%

Net loss	$(4,511)	-4.1%	$(16,116)	-12.5%	$(14,334)	-4.1%	$(43,314)	-10.3%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.14)		$(0.51)		$(0.46)		$(1.38)

Weighted average number of common shares outstanding - basic and diluted	31,454		31,425		31,445		31,415

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)					October 29, 2011		October 30, 2010

Cash and cash equivalents					$19,017		$6,127
Merchandise inventory					223,528		270,800
Fixed assets (net)					17,968		26,763
Accounts payable					78,539		115,312
Borrowings under line of credit					—		8,588
Long-term debt, less current portion					4,399		5,864

Stores in operation					440		533